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                                                                    EXHIBIT 21.1



                         Subsidiaries of the Registrant

Enhanced Response Technologies, Inc. F.K.A. Motivationnet, Inc.

MyPoints Offline Services, Inc. F.K.A. Alliance Development Group, Inc.

Cybergold, Inc.

Itarget, Inc.





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